Exhibit 10.39

May 21, 2014

Mr. James M. Young

San Francisco, CA

Dear Jim:

Congratulations! It is my pleasure to extend to you the offer of employment for the position of Chief Financial Officer of Broadridge Financial Solutions, Inc. (the “Company” or “Broadridge”), reporting to me and based out of our Lake Success office. Upon satisfaction of all of the conditions described in this letter, your anticipated start date is June 23, 2014. The Broadridge Board of Directors has appointed you as the Corporate Vice President and Chief Financial Officer of the Company contingent upon your execution of this letter and commencement of employment with the Company.

I wanted to take this opportunity to summarize some of the compensation and benefit packages currently available to executive officers, along with various Company policies currently applicable to executive officers. These summaries do not provide all of the terms and any descriptions in this letter are subject to the terms of the actual plan documents or policies. Current versions of some of the policies are attached to this letter. The plans and policies may be amended from time to time or terminated, as set forth in the applicable plan or policy documents.

Base Salary

You will receive an initial annual base salary of $515,000 per year. Your base salary will be payable monthly in the amount of $42,916.67. You will be eligible for a merit-based salary increase in September 2015 as part of the fiscal year 2015 year-end compensation and performance review process.

Officer Annual Performance-Based Cash Incentive Award (Bonus)

Subject to the approval of the Compensation Committee of the Broadridge Board of Directors (the “Compensation Committee”), you will be eligible for an annual performance-based cash incentive award beginning for fiscal year 2015 (July 1, 2014 to June 30, 2015). Your fiscal year 2015 annual cash incentive award target will be 85% of your base salary.

The annual performance-based cash incentive award will be payable following completion of the fiscal year and you must be employed with Broadridge on June 30th of the closing fiscal year to be eligible to receive any award. Any such award will be paid by September 15th of the following fiscal year. Currently for each year, the Compensation Committee sets a funding performance threshold goal that establishes the maximum award amount that executive officers are eligible to receive under the officer bonus plan. If the funding threshold goal is not met, cash incentives will not be paid to the executive officers.

Assuming the fiscal year 2015 officer bonus plan is funded, your cash incentive award will be determined by the Compensation Committee in its discretion, taking into account financial and non-financial performance of the Company, your individual performance, recommendations from the CEO, and any other factors the Compensation Committee deems relevant, limited to the maximum award amount. The financial metrics for this component of your bonus will be consistent with all other Shared Services Officers and will be established by the Compensation Committee.

Annual Equity Awards

As an executive officer, you will be eligible to receive annual equity awards under the terms of the Broadridge 2007 Omnibus Award Plan (the “Omnibus Plan”), subject to the approval of the Compensation Committee. As described below, Management has recommended to the Compensation Committee that you receive $1,050,000 in target value (as determined by the Compensation Committee) of annual equity awards for fiscal year 2015, split equally between performance-based restricted stock units (“RSUs”) and stock options. The terms of your awards will be as described in the Omnibus Plan and the applicable award agreements and will be consistent with the terms of the other corporate officer annual equity awards. Your receipt of these awards will be subject to your acceptance of certain restrictive covenants including non-competition, non-solicitation and confidentiality covenants included in the award agreements. The Company reserves the right to amend or terminate this equity program at any time.

•	RSUs: Grants are currently scheduled to be made annually in October of each year, with the number of RSUs based on target values that are reviewed and approved annually by the Compensation Committee. Your fiscal year 2015 annual grant will have a target value of $525,000, to be made in October 2014 and will vest in April 2017 subject to achieving pre-established performance conditions, so long as you remain continuously employed with Broadridge through the vesting date. Under the current plan, performance-based RSU awards can pay out between 0% to 150% of the applicable target amount, based on the Company’s achievement of its earnings per share financial goals over the two year performance period.

•	Stock Options: Grants are currently scheduled to be made annually in February of each year, with the number of options based on target values that are reviewed and approved annually by the Compensation Committee. Your fiscal year 2015 stock option grant will have a target value of approximately $525,000, to be granted in February 2015. This award will vest, subject to the conditions set forth in the applicable award agreement, 25% per year over four years, so long as you remain continuously employed with Broadridge through the vesting dates.

At-Hire Equity Awards

You will receive the following special one-time at-hire equity grants under the Omnibus Plan, with a total target value equal to $1,050,000, as determined by the Compensation Committee. We expect the stock bonus award to be granted on your start date, and the RSU and stock option awards to be granted during the first open trading window (as defined in the Broadridge Pre-Clearance and Insider Trading Policy) following your start date. Your receipt of these awards will be subject to your acceptance of certain restrictive covenants including non-competition, non-solicitation and confidentiality covenants included in the award agreements. These grants will vest, subject to the conditions set forth in the applicable award agreement, as follows:

•	The first will be a stock bonus grant, with a value at the time of grant of $200,000 of fully vested Broadridge common stock, and withholding taxes with respect to this grant will be paid by you in cash to Broadridge on the grant date.

•	The second will be a grant of time-based RSUs with a value at the time of grant of $600,000. This RSU grant will vest and convert to Broadridge common stock over three years with 1/3rd vesting on April 1, 2015, 1/3rd vesting on April 1, 2016, and 1/3rd vesting on April 1, 2017, so long as you remain continuously employed with Broadridge through the vesting dates.

•	The third will be a grant of stock options, with an option grant value of $250,000, as determined by the Compensation Committee, that will vest immediately upon grant, and will have an exercise price per share equal to the closing price of Broadridge common stock on the grant date and such other terms as set forth in the stock option agreement.

One-Time At-Hire Cash Bonus Award

You will be paid a one-time at-hire cash bonus of $500,000, less applicable withholding taxes. This at-hire cash bonus will be made in two payments: 1) $200,000 and 2) $300,000 each payable within seven days of your start date. You must remain continuously employed with Broadridge in the role set out in this letter on the payment dates in order to be eligible to receive your at-hire cash bonus payments.

In the event your employment with Broadridge is terminated either by Broadridge for “cause” or you voluntarily terminate your employment within twelve months of the $300,000 at-hire cash bonus payment date, you will return to Broadridge by your termination date the amount of $300,000 of the at-hire cash bonus paid by Broadridge. For this purpose, the term “cause” shall mean: (1) you are convicted of, or plead nolo contendere to, a felony; (2) willful misconduct resulting in material harm to the Company; (3) you commit an act constituting fraud, embezzlement, theft, or dishonesty against the Company or a subsidiary of the Company resulting in material harm to the Company; (4) continuing failure to perform your duties after written notice thereof from the Company or a subsidiary of the Company; or (5) material breach by you of any term of any confidentiality, non-solicitation and/or non-competition agreements with the Company or a subsidiary of the Company.

Relocation

You are eligible to participate in the standard Broadridge Executive Relocation Program.

Additional Benefits and Perquisites

Broadridge provides its executive officers with a qualified 401(k) plan, and health and welfare benefits on the same terms as those offered to other employees. You will also be eligible to participate in the Executive Auto Program, and subject to the approval of the Compensation Committee, in a Broadridge Executive Retirement and Savings Plan.

In addition, the Broadridge Foundation, a charitable foundation established and funded by the Company, provides up to $10,000 per calendar year in matching of charitable contributions made by executive officers to qualified tax-exempt organizations.

You will accrue up to four (4) weeks of vacation and three personal holidays annually. In addition, there are generally nine paid holidays per calendar year and we offer a vacation purchase program where you can buy an additional week of vacation per year.

Confidentiality

During and after your employment by the Company, you agree to not use, or disclose to any person, corporation, partnership or other entity any confidential information, trade secrets or proprietary information of the Company or its subsidiaries, its vendors, licensors, marketing partners or clients, learned by you during your employment, and/or any of the names and addresses of clients of the Company or any of its subsidiaries, other than as required to perform the responsibilities of your position at the Company.

Stock Ownership and Retention and Holding Period Guidelines

The Company’s stock ownership guidelines reinforce the goal of increasing Broadridge equity ownership in order to more closely align executive officer interests with those of our stockholders. Under the ownership guidelines, as currently in effect, you are expected to hold a number of shares of Broadridge common stock with a total equity value equal to at least two times your annual base salary. This calculation is performed as of June 30th each year.

Equity ownership that counts toward this ownership goal are shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), and shares held in your account under a 401(k) plan or other savings plan. Unexercised stock options and unvested RSUs do not count toward satisfying the guideline goals.

In addition, as an executive officer you are subject to the Company’s stock retention and holding period guidelines. As currently in effect, the guidelines provide as follows:

•	You should retain at least 50% of net profit shares realized after the exercise of stock options or vesting of RSUs until your guideline ownership level is reached. Net profit shares are the shares remaining after the sale of shares to finance payment of the stock option exercise price, taxes and transaction costs owed at exercise or vesting.

•	After the guideline ownership level is met, you must continue to hold at least 50% of future net profit shares for one year.

A copy of the current version of this policy is attached to this letter for your review.

Clawback Policy

As an executive officer, you will be subject to Broadridge’s executive officer compensation Clawback Policy. As currently in effect, the Clawback Policy requires reimbursement of all or part of any bonus, incentive or equity-based compensation that is paid, awarded or vests to an executive officer if and to the extent that: (a) the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and (b) a lower payment, award, or vesting would have occurred based upon the restated financial results.

Under this policy, the Company will, to the extent allowable under applicable laws, require reimbursement of any bonus, incentive or equity-based compensation previously awarded or cancel any unvested, unexercised or deferred stock awards previously granted to the executive officer in the amount by which the individual executive officer’s annual bonus or incentive or equity-based compensation for the relevant period exceeded the lower amount that would have been received based on the restated financial results. However, the Company will not seek to recover bonuses or incentive or equity-based compensation that was paid or had vested more than three years prior to the date the applicable restatement is disclosed.

A copy of the current version of this policy is attached to this letter for your review.

Pre-Clearance and Insider Trading Policy and Prohibition on Hedging

The Broadridge pre-clearance and insider trading policy for the Company’s executive officers recognizes that in the course of performing their duties, executive officers have access to Material Nonpublic Information relating to Broadridge or other companies (as defined in the policy) and sets out the restrictions on trading in securities while in possession of such information.

The policy also provides that the Company’s executive officers or their immediate family members, family trusts or other controlled entities cannot engage in any transaction in Broadridge securities (including purchases, sales, cashless exercises of stock options and the sale of Common Stock acquired pursuant to exercise of stock options) without first obtaining the approval of the Company’s General Counsel. Approval of transactions can be sought only during a defined Window Period when you are not in possession of Material Nonpublic Information about the Company. The Window Period is defined as the period of time commencing on the second day after the public release by Broadridge of its quarterly and annual earnings information and ending on the date of distribution to the Broadridge Executive Committee members of the “flash” financial performance results for the second month of the then current fiscal quarter, but can be closed by the Company’s General Counsel at any time.

In addition, the pre-clearance and insider trading policy (a) prohibits the purchase or sale of any derivative securities of Broadridge such as put and call options, and prohibits short sales in Broadridge securities, and (b) prohibits holding Broadridge securities in margin accounts or pledging Broadridge securities as collateral for a loan.

A copy of the current version of this policy is attached to this letter for your review.

SEC Section 16 Filings and Responsibilities

As an executive officer, you will be required to report your transactions in Broadridge securities with the Securities and Exchange Commission (the “SEC”). Broadridge will assist you in filing your Form 3, Initial Statement of Beneficial Ownership of Securities, with the SEC within 10 calendar days of your appointment as an executive officer. The Form 3 reports your holdings in Broadridge securities as of the date you are appointed an officer. In order to do so, you will need to have the SEC generate your personal EDGAR codes. The Legal Department will provide you with the information that you will need to complete in order to obtain the EDGAR codes.

In addition, Broadridge will also assist you in filing your Forms 4, Statement of Changes of Beneficial Ownership of Securities, which report any changes in your ownership of Broadridge securities, such as a purchase, sale, grant or stock option exercise. The Legal Department will provide you with a power-of-attorney that, once executed, will enable the Company to file Forms 4 on your behalf.

As an executive officer, any open market purchases and sales of Broadridge securities entered into within six months of each other may be subject to “matching” under Section 16 of the SEC’s rules. As such, you should be aware that you may have possible liability for “short swing profits” in transactions in Broadridge securities. Please consult with the General Counsel for more information on these requirements.

Regulation FD Policy

The SEC’s Regulation FD- Fair Disclosure requires that the Company provide fair disclosure of material nonpublic information concerning the Company and not provide any advantage to any particular securities market professional, analyst or investor. In that regard, our policy provides that only the Chief Executive Officer, Chief Financial Officer, and Vice President of Investor Relations are authorized to communicate on behalf of Broadridge to securities market professionals, analysts or investors, and also provides other requirements Broadridge employees are required to comply with in order to ensure Broadridge’s compliance with Regulation FD.

A copy of the current version of this policy is attached to this letter for your review.

Code of Ethics for Principal Executive Officer and Senior Financial Officers

As the Chief Financial Officer, you will be subject to the requirements of the Broadridge Code of Ethics for Principal Executive Officer and Senior Financial Officers. A copy of the current version of this policy is attached to this letter for your review.

Code of Business Conduct and Ethics

As an executive officer, you will be subject to the requirements of the Broadridge Code of Business Conduct and Ethics. A copy of the current version of this policy is attached to this letter for your review.

Change in Control Severance Plan and Officer Severance Plan

As an executive officer, you will be eligible to participate in the Change in Control Severance Plan and Officer Severance Plan. Brief summaries of both plans are provided in the appendix hereto.

Internal Revenue Code Section 409A

It is intended that all Broadridge compensation and benefit programs will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent a program is subject thereto, and each program shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Broadridge to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits will be paid or provided in accordance with the normal payment dates specified for them herein. With respect to any reimbursement or in-kind benefit arrangements of Broadridge and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Terms

The cash incentive awards, bonuses, equity awards and benefits described in this letter are subject to the terms and conditions of the specific applicable plan documents. Compensation of the Company’s executive officers including any cash incentive awards, bonus payments and equity grants is subject to approval of the Compensation Committee, is not guaranteed and is subject to change or modification, elimination and/or replacement by an alternate program due to business conditions.

All compensation payable to you by the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other lawful deductions.

Your employment is “at will.” This means that your employment is for no definite period of time, and either you or the Company may terminate your employment at any time, with or without cause or notice.

In accordance with our policy, this offer is contingent upon successfully meeting our pre-employment conditions involving a drug test, background check including criminal records and consumer report check, and verification of employment history. Under separate cover, we will provide you with a copy of the background check consent form for your review and signature.

Under separate cover, we will send an I-9 form for completion as required by the U.S. Government. In order to comply with the Immigration Reform and Control Act of 1986, you will need to bring documents that establish your identity and authorization to work in the United States. Please review the I-9 form we will send for a list of acceptable documents. In the interim, should you have any questions, please contact Maryjo Charbonnier.

You represent to the Company that you are not subject to any non-competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts your ability to provide services to the Company, and there is no such agreement that would be violated by your employment by the Company. In addition, you agree that you will not bring with you, or use at any time, any confidential information, trade secrets and/or proprietary information from any of your former employers.

Jim, we look forward to working with you in your new role. Should you have any questions regarding this letter, please do not hesitate to contact Maryjo Charbonnier directly at 516-472-5475.

Very truly yours,

/s/ Richard J. Daly
Richard J. Daly

President and Chief Executive Officer

I hereby accept and agree to the terms and conditions of this Offer Letter set forth above:

/s/ James M. Young	May 27, 2014

James M. Young	Date

cc: Maryjo Charbonnier

Appendix – Summary of Change in Control Severance Plan

The Change in Control Severance Plan for Broadridge executive officers (the “CIC Plan”) provides the executive officers of Broadridge protection in the event of termination following a change in control of the Company.

The CIC Plan is a “double-trigger” plan that requires both a change in control of the Company and a subsequent qualifying termination of employment in order for the executive officer to receive any payment under the plan. Under the CIC Plan, if your employment is terminated by the Company without “cause” or by you for “good reason,” as those terms are defined under the CIC Plan, within a three-year period following a change in control, you will receive a severance payment and certain equity awards will be accelerated:

•	Cash severance: If termination occurs within two years of a change in control, Officers will receive severance of 150% (100% if termination occurs in year three) of their “current total annual compensation” (generally defined as the higher of the two most recent calendar years’ base salary amounts, plus the average annual cash incentive earned in the last two completed calendar years).

•	Options: 100% vesting if terminated within two years of change in control; 100% vesting of unvested options that would have vested within one year of termination if terminated between two and three years after change in control.

•	Performance-based Restricted Stock Units: any stock that you would have been entitled to receive had performance goals been achieved at target in the Company’s performance-based RSU programs will vest.

The foregoing is only a summary of the CIC Plan. The full terms of the CIC Plan are set forth in the CIC Plan document, which is the controlling document.

Appendix – Summary of Officer Severance Plan

The Severance Plan provides for severance benefits when an executive officer is terminated without “cause” as defined in the Severance Plan (but without duplication of any benefits under the CIC Plan). Upon a qualifying termination, executive officers would be eligible to receive severance payments and the vesting of certain equity awards (those granted after being named an officer) will continue during the severance period:

•	Cash severance: 18 months’ base salary.

•	Options: Continued vesting during the severance period; vested options are exercisable for 60 days after severance period ends; unvested options at the conclusion of the severance period are cancelled.

•	Performance-based Restricted Stock Units: continued vesting through the severance period with payout of any vested awards on the original vesting date, and, in the case of a qualifying termination that occurs prior to the end of the performance period, the portion of the award that vests will be determined based on actual performance for the entire performance period and by prorating to reflect the portion of the performance period worked.

As a condition to receiving any severance payments under the Severance Plan, executive officers will be required to enter into agreements that contain a general release of the Company and certain restrictive covenants, including non-competition provisions.

The foregoing is only a summary of the Officer Severance Plan. The full terms of the Officer Severance Plan are set forth in the Officer Severance Plan document, which is the controlling document.

Attachment 1 – Broadridge Financial Solutions, Inc. Clawback Policy

Attachment 2 – Broadridge Financial Solutions, Inc. Pre-Clearance and Insider Trading Policy

Attachment 3 – Broadridge Financial Solutions, Inc. Policy on Fair Disclosure to Securities Market Professionals, Analysts and Investors

Attachment 4 – Stock Ownership and Retention and Holding Period Guidelines

Attachment 5 – Code of Ethics for Principal Executive Officer and Senior Financial Officers

Attachment 6 – Broadridge Financial Solutions, Inc. Code of Business Conduct and Ethics